Exhibit 99.1

AT THE COMPANY	AT CAMERON ASSOCIATES
David Shackelton – Interim Chief Financial Officer	Alison Ziegler 212/554-5469
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Appoints James M. Lindstrom as

Chief Executive Officer

TUCSON, ARIZONA – August 6, 2015 -- The Providence Service Corporation (Nasdaq: PRSC) today announced that, after the conclusion of its executive search process, the Company’s Board of Directors has appointed James M. Lindstrom as President and Chief Executive Officer and a member of the Board of Directors, effective immediately. Mr. Lindstrom has served as Chief Financial Officer of Providence since January 2015. Chris Shackelton, who had taken on the role of interim Chief Executive Officer in June of this year, will remain as Chairman of the Board of Directors, a role he has held since 2012.

Mr. Shackelton commented, “On behalf of Providence’s Board of Directors, we are excited to appoint Jim to the position of CEO. Jim is a highly respected leader with a strong track record of delivering exceptional financial, operational and shareholder performance across a variety of industries. Having had the privilege of working closely with Jim over the past few months, I have been particularly impressed with the robust and collaborative relationships he has forged throughout our organization, specifically the partnerships he has built with our vertical CEOs. Jim’s management approach, through our holding company structure, positions Providence to attract and develop elite leaders and, as a result, maintain the tremendous momentum and enthusiasm driving our businesses.”

Mr. Lindstrom commented, “Providence is a unique company that operates with both excellence and integrity. I am honored to have the opportunity to help build upon the Company’s success of recent years. I look forward to working in close partnership with our vertical CEOs to further deliver superior solutions for our clients as well as shareholder value well into the future.”

Mr. Lindstrom, age 42, joined Providence in January 2015 from Integrated Electrical Services, Inc. (IES), a publically traded industrial holding company, where he was Chairman, President and Chief Executive Officer. As IES’ Chief Executive, he implemented a value enhancement strategy that included operational improvements, a financial restructuring and strategic growth via acquisition and organic efforts, that transformed IES into a profitable industrial holding company. Prior to joining IES, Mr. Lindstrom spent five years as an employee of Tontine Associates, an affiliate of a private investment fund. Previous operating experience includes his role as Chief Financial Officer of Centrue Financial from 2003 to 2006, where he led a strategic transformation and multiple acquisitions, and as an executive at ChiRex, Inc., a pharmaceutical services company. Mr. Lindstrom has a BA in Economics from Colby College and an MBA from the Tuck School of Business at Dartmouth College.

The Company also announced that David Shackelton, currently Vice President, Head of Corporate Development, has been appointed as interim Chief Financial Officer, assuming the position vacated by Mr. Lindstrom on an interim basis while the Company conducts a search for a permanent replacement.

Kristi Meints, Chair of the Board’s Audit Committee, commented, “We are equally pleased to announce the appointment of David Shackelton to the role of interim Chief Financial Officer. David has proven to be a valuable member of the Providence team, providing leadership in the transformation of Providence, including overseeing acquisitions, supporting the transition to a holding company and working closely with our verticals in setting strategy and financial planning.”

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64 E. Broadway Blvd. • Tucson, Arizona 85701 •Tel 520/747-6600 •Fax 520/747-6605 •www.provcorp.com

Providence Service Corporation

David Shackelton, age 29, joined Providence in February 2014 as Vice President, Head of Corporate Development, which included overseeing all major M&A activity. In addition to sourcing and leading due diligence on acquisitions and partnership opportunities, he has supported capital market activities, integration planning and execution, strategy setting, financial planning and analysis, and capital allocation decisions. Prior to joining Providence, he was a private equity investment professional at Mill Road Capital and at The Blackstone Group. Mr. Shackelton has a BA in Economics from Yale University and a MBA from Stanford Graduate School of Business.

The CEO search was conducted by Heidrick & Struggles, a worldwide executive search firm specializing in chief executive and senior level assignments.

About Providence

Providence is a Tucson, Arizona-based company that provides and manages government sponsored human services, innovative global employment services, comprehensive health assessment and care management services, and non-emergency transportation services. It offers: (1) non-emergency transportation management services to state Medicaid programs, local government agencies, hospital systems, health maintenance organizations, private managed care organizations and commercial insurers, as well as to individuals with limited mobility, people with limited means of transportation, people with disabilities and Medicaid members (2) home- and community-based counseling services, which include home-based and intensive home-based counseling, workforce development, substance abuse treatment services, school support services and correctional services; (3) foster care and therapeutic foster care services; (4) case management, referral and monitoring services; (5) social improvement, employment and welfare services to various international government bodies and corporations; and (6) in-home comprehensive health assessment and care management services primarily to Medicare Advantage programs. Providence is unique in that it provides and manages its human services primarily in the client’s own home or in community based settings, rather than in hospitals or treatment facilities and provides its non-emergency transportation services clients through local transportation providers rather than an owned fleet of vehicles.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, our continuing relationship with government entities and our ability to procure business from them, our ability to manage growing and changing operations, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent filings. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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